Exhibit 10.34

[Date]

[Name of Executive]

RE:	Deferral of compensation to satisfy the requirements of Section 162(m)

Dear [Name of Executive]:

Reference is made to Section 162(m) of the Internal Revenue Code of 1986, as amended (as from time to time in effect and together with the regulations thereunder, “Section 162(m)”). With some exceptions and subject to the rules under Section 162(m), the deductibility for federal income tax purposes of compensation paid to any “covered employee” of a public corporation is limited by Section 162(m) to $1 million in any year. Under current law, the term “covered employee” includes only certain named executive officers of the corporation who are in office at the end of the corporation’s taxable year.

Please be advised that Hanover retains the right to elect to defer any payment to you under the [specify award] (the “Award”) of even date herewith that Hanover reasonably anticipates would not be deductible by reason of Section 162(m) if paid as scheduled. Hanover expects to make any such election in accordance with the Section 162(m)-related deferral provisions of the Treasury Regulations under Section 409A of the Code such that the deferred amounts would be payable to you, in a manner that complies with those provisions, after you have ceased to be subject to the Section 162(m) limitations. In connection therewith, Hanover reserves the right to amend the terms of the Award, in connection with any such deferral, to conform them to the requirements of Section 409A of the Code to the extent Hanover in its discretion determines such amendments, if any, to be necessary. The election to defer shall be made by the Compensation Committee of the Board of Directors of The Hanover Insurance Group, Inc.

Please indicate your acknowledgment of and consent to the foregoing, effective as of the date first set forth above, by executing the enclosed copy of this letter in the space indicated below and returning that fully executed copy to my attention. Your consent and acknowledgment are a condition to the effectiveness of the Award.

The Hanover Insurance Group, Inc.

By:

Consented to and acknowledged:

[Executive]